EXHIBIT 5.1


             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]









                                                                     FILE NUMBER
                                                                         869546



                                February 22, 1999



Capital Trust, Inc.
605 Third Avenue
26th Floor
New York, New York 10016

          Re:       Capital Trust, Inc.
                    Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-39743)
                    --------------------------------------------------

Ladies and Gentlemen:

           We have served as Maryland counsel to Capital Trust, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of up to 2,342,698 shares (the "Shares") of Class A Common Stock, par value $.01 per share, of the Company (the "Common Stock"), covered by the above-referenced Post-Effective Amendment No. 1 to Registration Statement and all amendments thereto (the "Registration Statement"), as filed by the Company under the Securities Act of 1933, as amended (the "1933 Act") with respect to the registration of the Shares and the adoption of the Registration Statement by the Company pursuant to Rule 414 under the Act as a successor issuer to Capital Trust, a California business trust. The Shares are to be issued pursuant to the Amended and Restated 1997 Long-Term Incentive Stock Plan of the Company and the Amended and Restated 1997 Non-Employee Trustee Stock Plan of the Company (together, the "Plans").


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Capital Trust, Inc.
February 22, 1999
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           In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

           1. The Registration Statement;

           2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

           3. The Amended and Restated Bylaws of the Company, certified as of a recent date by an officer of the Company;

           4. The Plans;

           5. Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to the approval of the Plans and the issuance and registration of the Shares, certified as of a recent date by an officer of the Company (the "Resolutions");

           6. A certificate of the SDAT, as of a recent date, as to the good standing of the Company;

           7. A certificate executed by an officer of the Company, dated as of a recent date (the "Officer's Certificate");

           8. The form of certificate representing the Common Stock; and

           9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

           In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

           1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

           2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

           3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such

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Capital Trust, Inc.
February 22, 1999
Page 3




party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

           4. Any Documents submitted to us as originals are authentic. The form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

           5. All actions taken in connection with the Resolutions were taken at a duly called meeting at which a quorum was present and acting throughout or by unanimous written consent of the directors and filed with the minutes of the proceedings of the Board of Directors.

           6. Upon issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue and the Shares will not be issued in violation of any restriction or limitation contained in the Charter.

           7. All certificates and affidavits submitted to us are true, correct and complete, both when made and as of the date hereof.

           8. Each option or other interest convertible or exchangeable into a Share was duly authorized, validly issued, fully paid and non-assessable at the time of issuance, remains validly issued and outstanding and will be validly issued, outstanding and exchanged or converted in accordance with its terms at the time of any conversion or exchange of such option or other interest into a Share.

           The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

           Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

           1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.


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           2. The Shares are duly authorized and, upon issuance in accordance with the Charter, the Plans and the Resolutions, will be validly issued, fully paid and nonassessable.

           The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, any federal or state laws regarding fraudulent transfers, or any real estate syndication laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

           We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

           We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.


                                Very truly yours,



                                /s/  Ballard Spahr Andrews & Ingersoll, LLP

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